Exhibit 99.1

Press release issued on March 17, 2016

India Globalization Capital Raises $600 Thousand in Direct Equity Investment

Bethesda, March 17, 2016 (GLOBE NEWSWIRE) – India Globalization Capital, Inc. (NYSE MKT: IGC), announced that it has raised $600,000 in a private placement. 1,428,571 shares of newly issued unregistered common stock were sold at yesterday’s closing price of $0.42 per share. After fees and expenses, the net proceeds to IGC are approximately $590,000. The net proceeds from the offering are for working capital. The offering closed on March 16, 2016, subject to customary closing conditions.

This press release does not and shall not constitute an offer to sell or the solicitation of any offer to buy any of the securities, nor shall there be any sale of the securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any state.

Our website: www.igcinc.us. Twitter @IGCIR

Forward-looking Statements:

Some of the statements contained in this press release that are not historical facts constitute forward- looking statements under the federal securities laws. Forward-looking statements can be identified by the use of the words "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "proposed," or the negative of those terms.  These statements are not a guarantee of future developments and are subject to risks, uncertainties and other factors, some of which are beyond IGC's control and are difficult to predict. Consequently, actual results may differ materially from information contained in the forward-looking statements as a result of future changes or developments in our business, our acquisition and diversification strategy, our competitive environment, and governmental, regulatory, political, economic, legal and social conditions.  Except as required by federal securities laws, IGC undertakes no obligation to publicly update any forward- looking statements, whether as a result of new information, future events, or otherwise. Other factors and risks that could cause or contribute to actual results differing materially from such forward- looking statements have been discussed in greater detail in IGC's Form 10- K for fiscal year ended March 31, 2015, and in subsequent reports filed with the U.S. SEC.

Contact:
Claudia Grimaldi
Phone: 301-983-0998